Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE        IMMEDIATELY

October 21, 2015

Deltic Announces Preliminary Third Quarter 2015 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the third quarter of 2015 was $.1 million, compared to net income of $6 million for the third quarter of 2014. The decrease was primarily due to reduced operating income from Deltic’s Manufacturing segment, mainly because of soft markets for both lumber and medium density fiberboard (“MDF”). These market conditions were primarily the result of a prolonged weak housing market recovery combined with the impact of excess inventory of wood products in the United States, resulting in decreased sales prices for both lumber and MDF. For the first nine months of 2015, net income was $2.8 million, $.22 a share, compared to net income of $16.2 million, $1.28 a share for the first nine months of 2014. Net cash provided by operating activities for 2015’s third quarter was $9 million, compared to $10.3 million in the third quarter of 2014. For the nine months ended September 30, 2015, net cash provided by operating activities was $23.6 million, compared to $25.1 million for the first nine months of 2014.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “Deltic’s assets continued to produce positive financial results despite the significant negative impact that weak markets for both lumber and medium density fiberboard had on sales prices for these products manufactured in the Company facilities. While some wood products manufacturers increased their production in anticipation of a stronger U.S. housing market for the second half of 2015, the actual recovery continued to be slower than expected, adding to the downward pressure on lumber prices in the third quarter. In addition, exports of logs and lumber manufactured on the West Coast of the United States to the Far East have decreased. As a result, there was simply more wood-product inventory available in the Company’s primary market areas during the third quarter than required to meet current demand.

“With this operating environment, we focused on further improving operating efficiency in our manufacturing facilities and on reducing cost, while also making investments to position the Company to capitalize on future market opportunities. During the third quarter, we continued to make progress on capital projects in our sawmills that we began earlier in 2015, as well as to develop additional lots in our Chenal Valley development to offer later this year. We also entered into a new $100 million term note for ten years, at a favorable fixed interest rate, further ensuring the Company’s ability to finance future growth opportunities. During the quarter, we utilized $9.6 million of capital to repurchase Deltic stock under our authorized share repurchase program, consistent with our stated strategy of increasing net asset value per share for our stockholders.”

The Woodlands segment reported operating income of $4.5 million for the third quarter of 2015, compared to $5 million in 2014’s third quarter, primarily because of reduced timberland sales and decreased oil and gas related income, partially offset by a benefit from income from additional pine sawtimber and pine pulpwood harvested at improved prices. The pine sawtimber harvest in the third quarter of 2015 was 179,376 tons, a 17 percent increase from the 153,930 tons harvested during the third quarter of 2014. The average per-ton sales price for pine sawtimber in 2015’s third quarter was $27, a 13 percent increase from the $24 per ton received during the third quarter of 2014. The increase in volume of pine sawtimber harvested was a planned benefit of strategic timberland acquisitions made by the Company in recent years. During the third quarter of 2015, Deltic harvested 91,905 tons of pine pulpwood, which compares to 2014’s third quarter harvest of 87,755 tons. The average per-ton sales price received for pine pulpwood in the second quarter of 2015 was $9, a 13 percent increase when compared to $8 per ton for the third quarter of 2014. Oil and gas lease rental and royalty income totaled $.7 million in the third quarter of 2015 versus $1.5 million for the same period of 2014. The decrease was primarily due to lower natural gas prices received for the Company’s royalty share of gas production, partially offset by the benefit of an increase in the volume of natural gas produced from wells in which Deltic has a royalty interest. The reduction in royalty income was combined with a decrease in oil and gas lease rental income, as the amortization of previously received lease rental payments expired with the acreage being held by production. During the current quarter, Deltic sold 2 acres of non-strategic timberland at an average per-acre price of $4,300, compared to 2014’s third quarter sales of timberland of 127 acres at an average sales price of $5,000 per acre.

The Manufacturing segment reported operating income of $2 million for the third quarter of 2015, which compares to $9.1 million in 2014’s third quarter. The decrease was primarily due to lower average sales prices for both lumber and MDF. Furthermore, an increased cost for the logs used as raw material in Deltic’s sawmills resulting from the increased pine sawtimber prices, decreased MDF production due to unscheduled plant-maintenance downtime, and higher per-unit manufacturing cost for MDF resulting from the plant downtime and the related unplanned maintenance expenses negatively impacted the segment’s financial results. In Deltic’s sawmill operations, the average lumber sales price was $321 per thousand board feet in the third quarter of 2015, a 19 percent decrease from the $398 per thousand board feet reported in the third quarter of 2014. During the third quarter of 2015, the Company sold 71.2 million board feet, compared to the third quarter of 2014’s sales of 70.3 million board feet. The average sales price for MDF for 2015’s third quarter was $557 per thousand square feet, a four percent decrease when compared to the average sales price of $583 per thousand square feet sold in the third quarter of 2014. For the third quarter of 2015, Deltic sold 25.5 million square feet of MDF, a six percent decrease when compared to 2014’s third quarter MDF sales of 27.1 million square feet. Deltic continued to manage the number of operating hours in its manufacturing facilities during the current-year quarter to match production of both lumber and MDF with market demand, and the Company will continue to do so in future periods.

The Real Estate segment reported an operating loss of $.2 million in the third quarter of 2015, compared to an operating loss of $.3 million for the same period of 2014. There were 34 residential lots sold in the third quarter of 2015 versus 15 lots sold in 2014’s third quarter. Due to the mix of residential lots sold, the current quarter’s average per-lot sales price was $62,700 compared to an average sales price of $99,700 per lot in the third quarter of 2014. There were no sales of commercial acreage during either 2015’s or 2014’s third quarter.

Corporate operating expense was $3.7 million in the third quarter of 2015 compared to $5 million for the third quarter of 2014. The decrease was due to reduced general and administrative expense, primarily incentive plan expenses. Interest expense was $1.9 million in the third quarter of 2015 compared to $1.1 million in the third quarter of 2014. The increase was mainly due to an increase in the average balance of outstanding debt for the current-year quarter combined with a slightly higher weighted-average interest rate for the debt outstanding. Income tax expense in 2015’s third quarter was $.1 million for the period compared to $1.9 million in the prior year’s third quarter. The decrease was primarily due to reduced pretax income.

Capital expenditures were $11.1 million in 2015’s third quarter and $25.1 million for the first nine months of 2015, primarily due to investments in projects in the Company’s sawmills to improve efficiency and hourly productivity and to develop additional lots and improve the infrastructure in the Company’s Chenal Valley development. Capital expenditures for the corresponding periods of 2014 were $6.1 million and $12.6 million, respectively. There were no timberland acquisition expenditures in the third quarter of 2015, while there were $.6 million of such expenditures in the first nine months of 2015. For the corresponding periods of 2014, timberland acquisition expenditures totaled $.1 million and $118.2 million, respectively.

For the first nine months of 2015, the pine sawtimber harvest was 600,390 tons compared to 534,215 tons during the same period of 2014, while the average pine sawtimber sales price of $27 per ton increased $3 per ton from the prior-year period. The pine pulpwood harvest for the first nine months of 2015 was 304,037 tons, at an average price of $10 per ton, compared to 320,471 tons at an average price of $8 per ton in the first nine months of 2014. Oil and gas lease rental and royalty income were $2.8 million in the first nine months of 2015 versus $4.5 million in the first nine months of 2014. Sales of timberland for 2015’s first nine months totaled 60 acres at an average sales price of $2,400 per acre, while in the same period of 2014 Deltic sold 472 acres for an average per-acre sales price of $2,300. Lumber sales volume decreased three percent, from 199.6 million board feet in 2014 to 194.4 million board feet in the first nine months of 2015, while the average sales price for lumber decreased 13 percent, from $390 per thousand board feet in 2014 to $341 per thousand board feet for the first nine months of 2015. MDF sales volume was 72.4 million square feet in 2015’s first nine months, a 16 percent decrease from 86.6 million square feet sold in the same period of 2014, while the average sales price for MDF decreased from $581 per thousand square feet for the first nine months of 2014, to $565 per thousand square feet for the same period in 2015. Residential lot sales for the first nine months of 2015 totaled 48 lots at an average sales price per lot of $63,900, compared to 45 lots at $93,000 per lot for the same period of 2014. There were no commercial acreage sales in the first nine months of 2015, while the Company sold approximately 1.72 acres of commercial real estate for $500,900 per acre during the first nine months of 2014.

Concerning the outlook for the fourth quarter and year of 2015, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 125,000 to 165,000 tons and 725,000 to 765,000 tons, respectively. Finished lumber production and sales volume are estimated at 60 to 80 million board feet for the fourth quarter and 255 to 275 million board feet for the year. MDF sales volumes for the fourth quarter and year of 2015 are forecast to be 20 to 30 million square feet and 90 to 100 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected to be 27 to 52 lots and 75 to 100 lots for the fourth quarter and year of 2015, respectively. Commercial acreage within Chenal Valley continues to receive interest from potential buyers, even so it is difficult for the Company to predict the timing of closings of any commercial real estate transactions due to their highly uncertain nature, volatility, and the significant number of factors related to any sale.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, October 22, 2015, at 10:00 a.m. Central Time to discuss third quarter 2015 earnings. Interested parties may participate in the call by dialing 1-866-515-2915 and referencing participant passcode identification number 15378614. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, October 29, 2015, by dialing 1-888-286-8010 and referencing replay passcode identification number 67765608.

Summary financial data and operating statistics for the third quarter of 2015 and nine months ended September 30, 2015 with comparisons to 2014 are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann Vice President of Finance and Administration and CFO (870) 881-6432

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$8.9	4.5	9.5	5.0
Manufacturing	42.1	2.0	49.4	9.1
Real Estate	3.9	(0.2)	3.2	(0.3)
Corporate	—	(3.7)	—	(5.0)
Eliminations	(4.8)	(0.5)	(3.8)	(0.1)

Total net sales/operating income	$50.1	2.1	58.3	8.7

	Nine Months Ended September 30, 2015		Nine Months Ended September 30, 2014
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$29.8	15.9	30.0	15.6
Manufacturing	122.7	9.0	145.1	26.1
Real Estate	8.2	(1.3)	10.3	0.1
Corporate	—	(13.4)	—	(14.3)
Eliminations	(16.5)	(0.7)	(13.1)	(0.2)

Total net sales/operating income	$144.2	9.5	172.3	27.3

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$50,150	58,301	144,210	172,285

Costs and expenses
Cost of sales	38,642	39,539	105,898	115,674
Depreciation, amortization, and cost of fee timber harvested	5,519	4,716	15,795	14,180
General and administrative expenses	3,955	5,264	14,254	15,108

Total costs and expenses	48,116	49,519	135,947	144,962
Gain on involuntary conversion of assets	—	—	704	—
Other income - business interruption claim	—	—	516	—

Operating income	2,034	8,782	9,483	27,323
Interest income	2	—	3	3
Interest and other debt expense, net of capitalized interest	(1,927)	(1,081)	(5,201)	(3,816)
Other income	5	238	109	281

Income before income taxes	114	7,939	4,394	23,791
Income tax expense	(76)	(1,965)	(1,612)	(7,608)

Net income	$38	5,974	2,782	16,183

Earnings per common share
Basic	$—	0.47	0.22	1.28
Assuming dilution	$—	0.47	0.22	1.27
Dividends per common share declared	$0.10	0.10	0.40	0.40
Dividends per common share paid	$0.10	0.10	0.30	0.30
Weighted average common shares outstanding (thousands)
Basic	12,439	12,448	12,454	12,516
Assuming dilution	12,491	12,495	12,512	12,571

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Sept. 30, 2015	Dec. 31, 2014
Assets
Current assets
Cash and cash equivalents	$1,479	2,761
Trade accounts receivable, net of allowance	9,611	9,087
Inventories	12,409	11,494
Prepaid expenses and other current assets	6,294	5,964

Total current assets	29,793	29,306
Investment in real estate held for development and sale	58,778	56,139
Timber and timberlands - net	363,037	364,410
Property, plant, and equipment - net	80,017	74,164
Deferred charges and other assets	2,768	3,250

Total assets	$534,393	527,269

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$12,252	6,814
Accrued taxes other than income taxes	1,678	2,149
Deferred revenues and other accrued liabilities	10,025	7,223

Total current liabilities	23,955	16,186
Long-term debt	210,000	203,000
Deferred tax liabilities - net	1,293	1,102
Other noncurrent liabilities	39,830	39,340
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	87,006	86,575
Retained earnings	202,079	204,327
Treasury stock	(19,163)	(11,978)
Accumulated other comprehensive loss	(10,735)	(11,411)

Total stockholders’ equity	259,315	267,641

Total liabilities and stockholders’ equity	$534,393	527,269

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income	$2,782	16,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	15,795	14,180
Stock-based compensation expense	2,503	2,409
Deferred income taxes	(650)	(2,080)
Real estate development capital expenditures	(5,088)	(1,053)
Real estate costs recovered upon sale	2,022	2,522
Timberland costs recovered upon sale	25	174
Net increase in liabilities for pension and other postretirement benefits	2,619	817
(Increase)/decrease in operating working capital other than cash and cash equivalents	4,502	(6,871)
Other - changes in assets and liabilities	(861)	(1,223)

Net cash provided by operating activities	23,649	25,058

Investing activities
Capital expenditures requiring cash, excluding real estate development	(19,334)	(11,013)
Timberland acquisition expenditures requiring cash	(581)	(118,156)
Net change in purchased stumpage inventory	(690)	78
Proceeds from involuntary conversion	1,590	—
Other - net	444	1,047

Net cash required by investing activities	(18,571)	(128,044)

Financing activities
Proceeds from borrowings	115,000	120,000
Repayments of notes payable and long-term debt	(108,000)	(5,000)
Treasury stock purchases	(9,630)	(7,866)
Common stock dividends paid	(3,782)	(3,797)
Proceeds from stock option exercises	728	245
Excess tax benefits from stock-based compensation expense	55	160
Other - net	(731)	(449)

Net cash provided/(required) by financing activities	(6,360)	103,293

Net increase/(decrease) in cash and cash equivalents	(1,282)	307
Cash and cash equivalents at January 1	2,761	4,374

Cash and cash equivalents at September 30	$1,479	4,681

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Thousands of dollars)	2015	2014	2015	2014
Capital expenditures
Woodlands	$866	1,296	3,087	3,139
Manufacturing	6,294	4,229	16,454	8,036
Real Estate (includes development expenditures)	3,851	587	5,360	1,358
Corporate	16	5	156	40

Total capital expenditures	$11,027	6,117	25,057	12,573

Timberland acquition expenditures	$—	50	619	118,156

Woodlands
Pine sawtimber harvested from fee lands - tons	179,376	153,930	600,390	534,215
Pine sawtimber price - per ton	$27	24	27	24
Pine pulpwood harvested from fee lands - tons	91,905	87,755	304,037	320,471
Pine pulpwood price - per ton	$9	8	10	8
Timberland sales - acres	2	127	60	472
Timberland sales price - per acre	$4,300	5,000	2,400	2,300
Manufacturing
Finished lumber sales - thousands of board feet	71,173	70,298	194,350	199,558
Finished lumber price - per thousand board feet	$321	398	341	390
Finished MDF sales - (3/4 inch basis) thousands of square feet	25,480	27,054	72,441	86,631
Finished MDF price - (3/4 inch basis) per thousand square feet	$557	583	565	581
Real Estate
Residential
Lots sold	34	15	48	45
Average sales price - per lot	$62,700	99,700	63,900	93,000
Commercial
Acres sold	—	—	—	1.72
Average sales price - per acre	$—	—	—	500,900